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                                                                      EXHIBIT 99



[DUSA LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY
DUSA PHARMACEUTICALS, INC.(R)
FOR RELEASE AT 8:00 A.M.

              DUSA PHARMACEUTICALS REPORTS ACCELERATED TERMINATION
               OF DERMATOLOGY AGREEMENT WITH SCHERING AG, GERMANY

WILMINGTON, MA. AUGUST 27, 2002 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS: DUSA) reported today that as of September 1, 2002, it will reacquire all rights to Levulan(R) PDT in the field of dermatology from Schering AG, its former dermatology marketing and development partner.

Following the previously announced notice of termination that DUSA received on June 6, 2002, DUSA(R) and Schering AG have now finalized a termination agreement that will be effective on September 1. The terms of the parties' Marketing, Development and Supply Agreement, dated November 22, 1999, provide for a twelve
(12) month notice period, but both parties agreed to accelerate the process.

As part of the termination agreement, Schering AG has agreed to continue its financial support for the Levulan PDT dermatology R&D program for the remainder of 2002. In addition, Schering AG will complete several on-going clinical studies for DUSA's benefit.

In the financial statements for the quarter ending September 30, 2002, the Company expects to record in its Statement of Operations any unamortized deferred revenue (which amounts to $21,320,830 at June 30, 2002) related to non-refundable milestone payments previously received under the Schering Agreement. The revenue will be offset, in part, by adjustments to the net realizable value of certain assets, which are currently valued at $6,950,000. These items include DUSA's manufacturing facility currently under construction, raw material and finished goods inventories, commercial light sources, and deferred charges and royalties.

DUSA is in the process of completing its own dermatology development and marketing plans. However, as previously announced, DUSA has already decided not to create a nationwide sales force, or to seek a new marketing partner for dermatology, at this time. Instead, the Company will take more of a development and educational approach, while providing product support services for all physicians using the Levulan PDT system.

The Company intends to focus its near-term dermatology development program on the Broad Area Actinic Keratoses (BAAK) indication, with the goal of broadening the labeling of our currently approved products. In addition, DUSA is supporting a number of independent investigator studies that are researching innovative approaches to using the Levulan Kerastick(R) for AK and other indications, for possible future development. DUSA also continues to support the Phase IV long-term AK Tracking Study as part of an FDA approval commitment. In the area of physician education, DUSA intends to participate in various dermatology meetings, while supporting publications, lectures, and other similar activities. The Company also intends to seek improved reimbursement levels from third-party payers for Levulan PDT.
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DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications. PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that represent our expectations and beliefs concerning future events and involve known and unknown risk and uncertainties. These forward-looking statements relate to the reacquisition of rights previously granted to Schering AG, the receipt of payments from Schering AG, the completion of studies by Schering AG, the approach of DUSA's marketing plans, intention to seek improved reimbursement from third party payers, expectations regarding the financial statement impact of the Schering AG termination agreement, intention to focus on BAAK, intention to participate in various dermatology meetings and beliefs regarding the impact of a potential collaboration for Barrett's esophagus. These factors include, without limitation, the timing of the reacquisition of rights from Schering AG, changing market and regulatory conditions, dependence on third-parties to complete clinical trials, the impact of competitive products, consideration of reimbursement levels by third-parties and pricing, the timely development, FDA and foreign regulatory approval for expanded label claims, and market acceptance of our products, reliance on third-parties for the production and manufacture of our products, and the maintenance of our patent portfolio, none of which can be assured, and other risks identified in DUSA's SEC filings from time to time.

For further information contact: D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com